Exhibit 99.2

MAGELLAN PETROLEUM CORPORATION ARBN 117 452 454

ADMINISTRATIVE OFFICE

Hartford Square North	TELEPHONE (+1) 860 293 2006
10 Columbus Blvd – 10th Floor	FACSIMILE (+1) 860 293 2349
HARTFORD CT 06106, USA	WEBSITE www.magpet.com

AUSTRALIAN OFFICE

10th Floor, 145 Eagle Street	TELEPHONE (+61) 7 3224 1600
BRISBANE QLD 4000	FACSIMILE (+61) 7 3832 6411
(GPO Box 2766, Brisbane Q 4001)	WEBSITE www.magpet.com.au
October 23, 2008
Via Facsimile (508-629-0074)
and First Class Mail
Mr. Jonah M. Meer
Chief Executive Officer
ANS Investments LLC
50 Battery Place, Suite 7F
New York, N.Y. 10280
     Re: Your September 29th Letter and October 14th Press Release and SEC Filing
Dear Mr. Meer:
     On behalf of the Board of Directors of Magellan Petroleum Corporation (the “Company”), I write to reply to your September 29th letter, as CEO of ANS Investments LLC (“ANS”) and ANS’ October 14th press release and SEC filing. I feel compelled to respond to several of the issues raised in your letter, because of your misunderstandings about a number of important issues facing the Company.
Timing of Disclosure Concerning Correction of the Company’s 2008 Quarterly Filings
     As you know, the Company filed a Form 8-K on September 3, 2008 in which it disclosed that the Company’s management determined that depletion expense was miscalculated due to the misapplication of reserve information for a group of new wells which principally began production after July 1, 2008. Depletion expense was understated by $2,816,575 and $3,891,578 for the six months ended December 31, 2007 and the nine months ended March 31, 2008, respectively. As the Form 8-K explains, this correction had no impact on cash flow from operations for any period presented.
     In your September 29th letter, you complained about the timing of the Company’s Form 8-K disclosure related to its Forms 10-Q for the first three quarters of fiscal year 2008,

Mr. Jonah M. Meer
Chief Executive Officer
ANS Investments LLC

October 23, 2008
suggesting “for reasons that are not clear” to you, that the Company somehow intentionally delayed this disclosure beyond August 29th for improper purposes.
     This suggestion is incorrect and misguided. As disclosed in the Form 8-K and in the Company’s Form 10-K filed on September 25th, these calculation errors were discovered by management during the Company’s annual financial close and reporting process. Once the Company’s Audit Committee and registered independent accounting firm understood the errors and agreed on the corrective actions to be taken, the Company’s Audit Committee made its determination on August 29th with respect to this matter and the Company immediately made public disclosure. The first filing in which it did so was its preliminary annual results filing with the ASX and ASIC, because of the Company’s listing on the Australian Stock Exchange (in the form of CDIs) and because the due date of this filing was also August 29th. The Company’s Form 8-K was filed 2 business days thereafter, on September 3rd (following the U.S. Labor Day weekend, which included a Monday on which the SEC and its EDGAR filing system were closed), well within the 4-business day requirement for current reports on Form 8-K.
     Although you referred in your October 14th filing to the explanatory note included in the Company’s Form 10-K, I would suggest that you read Item 9A of the Company’s recent Form 10-K for an explanation of this matter. I would also point out that the Company has today filed amended versions of each of its Form 10-Qs for the first three quarters of fiscal year 2008.
Increases in Expenses
     You have complained about increases to the Company’s auditing, accounting, legal and other administrative expenses for the 2008 fiscal year, as compared to prior periods. These expense increases were reasonable and appropriate, and as discussed in the Company’s recent Form 10-K, were attributable to the following factors: 1) additional tax, legal advisory and audit fees related to the ATO audit and settlement of the ATO matter, 2) tax planning and consulting costs with respect to the operations of MPAL and the Company, including plans for the future drilling of wells by MPAL in the United Kingdom, 3) the 14.1% exchange rate of the U.S./Aus. dollars. These increases, therefore, were largely attributable to the costs of the ATO settlement and the increased costs of conducting oil and gas operations in a new country, which we all hope will lead to drilling successes and increased revenues for the Company.
The ATO Matter
     The Board shares your disappointment in the fact that it was necessary to incur expenses related to the Company’s February 2008 settlement with the Australian Taxation Office, which were the cause of the Company’s loss recorded for the 2008 fiscal year.
     Although you may be concerned, you cannot correctly assert that you were or are uninformed. The Company provided you with many documents related to the ATO matter in April and May of 2008 pursuant to a confidentiality agreement. Furthermore, we previously

Mr. Jonah M. Meer
Chief Executive Officer
ANS Investments LLC

October 23, 2008
explained to you on May 19th the events leading up to the settlement and the Board’s decision to settle with the ATO, rather than engage in an expensive, risky and lengthy legal dispute with the ATO in the Australian courts. Please also note that, as we explained to you in March 2008, MPAL was able, during the course of MPAL’s settlement discussions with the ATO, to obtain favorable settlement terms from the ATO. Litigating this matter with the ATO could have taken years and potentially exposed MPAL and the Company to dire consequences, in the event that the Australian courts ruled against MPAL and its position with respect to the deductibility of the bad debts.
     Apparently, you continue to believe that some or all of these factors either are not true – or do not sufficiently explain – the Board’s course of action. All I can say is that the Board acted in good faith and made a decision based solely on what it believed to be the best interests of the Company and its stockholders, after taking into account all relevant facts and the legal advice of eminent Australian Queen’s counsel regarding the strength of MPAL’s position and the likely prospects of prevailing over the ATO in the Australian courts.
     In your letter, you called for the Company to “immediately and publicly release all documents and information” related to the ATO settlement. The Company is unable to do so because of the potential loss of the applicable legal privileges in Australia, the express terms of the settlement deed signed by MPAL with the ATO and the advice given to the Company by its Australian legal counsel. In addition, the Company complies with its public disclosure obligations regarding the ATO matter and any material legal proceeding exactly as any other U.S. public company would, with full and fair disclosure of material facts for stockholders.
     However, in your letter you asked for a further explanation of the basis for approximately $40 million (Aus.) in tax deductions taken by MPAL and its subsidiaries on their 1997-2005 Australian tax returns. As we have previously discussed with you, PPPL, a subsidiary of MPAL, for tax purposes recorded approximately (AUS) $40.7 million of bad debt deductions for the years 1997 to 2005 related to loans that it made to MPAL subsidiaries for exploration activities. These loans were determined to be uncollectible and written off.
The Company’s Stock Price
     The Company is well aware of the steady decline in its stock price during 2008. The Board believes that the market is currently undervaluing Magellan’s prospects. Contrary to your many suggestions otherwise, the entire Board is committed to stewardship of the Company for the benefit of its stockholders, and is actively working to improve the Company’s exploration and production operations, increase revenues and manage expenses, all with the goal of improving the stock price. You are surely aware that U.S. and foreign stock markets are undervaluing many stocks (including those of oil and gas E&P companies) in the midst of the current financial and economic crises, which continue to unfold on a daily basis.

Mr. Jonah M. Meer
Chief Executive Officer
ANS Investments LLC

October 23, 2008
     We also believe that much of the decline in the Company’s stock price since May 2008 can be attributed to the decline in stock prices for oil and gas companies generally, the 20.31% decline in oil prices since January 1, 2008 and the 14.52% decline in gas prices since January 1, 2008. Since reaching their highs at end of June/early July 2008, the price of oil has fallen approximately 45% and the price of natural gas has declined approximately 50%. Moreover, the Company’s stockholders have suffered, along with investors in all U.S. listed companies, from the extremely volatile and disruptive conditions present in the U.S. and world stock markets and economies that have prevailed since the summer. To ignore these factors affecting our markets is to ignore reality.
Your Suggestions for the Company
     In your letter, you referred on page 2 to your “suggestions on changes in strategy, operations, focus and use of capital” that you believe could improve the Company’s operations and stockholder returns. You again made general references to these suggestions in your October 14th filing. I would invite you to share any specific suggestions you have with me in writing at your earliest opportunity.
Directors’ Share Ownership Guidelines
     I explained to you in January that the Board was considering adopting stock ownership guidelines for the directors. The Board thereafter retained a compensation consultant, who has produced a report for the Board. Although it has been delayed by other matters, the Board intends to adopt a new compensation policy and share ownership guidelines for the Board in the near future, and make public disclosure of the terms of the guidelines to all stockholders.
Implementation of a New Company Website
     Although not mentioned in your letter, I explained at the 2007 annual meeting that the Company intended in 2008 to launch a new corporate website for investors and stockholders. This initiative, also delayed during recent months, is set to launch in the near future and should, in my opinion, improve communications with investors and the market’s perception of the Company.

Mr. Jonah M. Meer
Chief Executive Officer
ANS Investments LLC

October 23, 2008
Mr. Samela’s Employment Agreement
     In your October 14th filing, you asserted that the Company’s Board had “renewed” Mr. Samela’s employment agreement – specifically, that the Board had recently “entered into [an] agreement that grants an executive officer a ‘golden parachute’”. These assertions are incorrect in two respects. First, Mr. Samela’s employment agreement has a continuously renewing term, and did not expire (and thus was not “renewed”) in September 2008.
     Second, the Company entered into its original employment agreement with Mr. Samela in March 2004. This agreement contained certain provisions regarding severance payments to be made to Mr. Samela in the event of the termination of his employment under certain circumstances. These provisions have remain unchanged since March 2004. The only revisions made to Mr. Samela’s agreement in September 2008 were those changes required to conform the agreement to the substantive and procedural requirements of Section 409A of the Internal Revenue Code of 1986. This compliance step is being taken by all public companies and many other businesses during late 2008, because of the impending effective date of December 31, 2008 for compliance with the IRS’ final regulations under Section 409A.
     Please read Item 9B of Part I of the Company’s Form 10-K filed on September 25, 2008 for an explanation of these revisions.
Director Independence
     We note your discussion of the RiskMetrics-ISS and CII definitions of an “independent outside director” in your September 29th letter and October 14th filing. These standards are only two of many such standards that have developed in recent years by private parties and corporate “watchdog” groups. The ISS definition is not a rule or regulation of the SEC or Nasdaq by which the Company’s Board is bound in determining the independence of its members under applicable laws, rules and regulations.

Mr. Jonah M. Meer
Chief Executive Officer
ANS Investments LLC

October 23, 2008
     Mr. Largay, and each of the other directors currently serving on the Board, continue to qualify as “independent directors” under Nasdaq Rule 4200(a)(15) and the Board determined on September 4, 2008 that each director so qualifies. It is true that the Company paid $264,170 in legal fees to Murtha Cullina LLP, its legal counsel, for legal services rendered during fiscal year 2008. This amount, however, is insignificant when compared to that firm’s total revenues, and is thus immaterial for purposes of the Nasdaq independence rule, see Rule 4200(a)(15)(D).
Very truly yours,
Walter McCann
Chairman of the Board

cc:	Daniel J. Samela Edward B. Whittemore Ray DiCamillo, Richards, Layton & Finger, P.A.